Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-3 (No. 333-291393) and related Prospectus, of our report dated March 12, 2026, with respect to the financial statements of IN8bio, Inc. as of December 31, 2025 and 2024, and for the years then ended, which report is included in the Annual Report on Form 10-K of IN8bio, Inc. for the year ended December 31, 2025 filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to IN8bio, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

New York, New York
May 18, 2026